Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

Executive Vice President

Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

OPINION RESEARCH REPORTS

IMPROVED FINANCIAL RESULTS FOR 2004

PRINCETON, N.J. – February 24, 2005 – Opinion Research Corporation (NASDAQ: ORCI), today announced financial results for the fourth quarter and year ended December 31, 2004. Summarizing the year’s results, Chairman and CEO John F. Short said, “We are pleased with our results for the year, with revenues increasing 9% over 2003 and operating income increasing significantly as compared to 2003, reflecting the strong growth and profitability in our social research business and the improvement in our market research business.”

Net income totaled $2.4 million, or $0.38 per diluted share, in 2004 versus a net loss of $8.9 million, or $1.47 per diluted share, in 2003. Net income in 2003 was impacted by $11.5 million, net of tax benefits, for a goodwill impairment charge.

Revenues

Revenues for the fourth quarter were $49.3 million versus $46.0 million in the prior year’s fourth quarter. Social research revenues were $32.3 million versus $28.5 million in last year’s fourth quarter. Market research revenues totaled $14.4 million versus $13.2 million in the prior year’s fourth quarter. Teleservices revenues were $2.6 million versus $4.4 million in last year’s fourth quarter.

Revenues for the full year 2004 were $195.6 million versus $179.6 million for the full year 2003. Social research revenues were $128.2 million versus $115.6 million last year. Market research revenues totaled $54.6 million versus $49.1 million in the prior year. Teleservices revenues were $12.7 million versus $14.9 million last year.

Income

Net income for the fourth quarter was $0.7 million, or $0.11 per diluted share, versus a net loss of $11.3 million, or $1.85 per diluted share, in last year’s fourth quarter. Net income for the full year 2004 was $2.4 million, or $0.38 per diluted share, versus a net loss of $8.9 million, or $1.47 per diluted share, for the full year 2003. Results for the fourth quarter and full year 2003 were impacted by $11.5 million, net of tax benefits, for a goodwill impairment charge.

The income tax provision in 2004 is higher than statutory rates and the income tax benefit in 2003 is lower than statutory rates due to the fact that the company is not providing tax benefits on non-US and state losses and the non-deductibility of certain goodwill impairment charges in 2003.

Business Outlook

Mr. Short commented, “We believe that the outlook for our market research business is improving, based on increased new business bookings and backlog, and we expect continued good performance from our social research business.”

The company expects revenues in 2005 to be between $200 and $205 million, net income to be between $4.4 and $4.9 million and diluted earnings per share to be between $0.65 and $0.73. These net income and earnings per share expectations do not include the impact of a potential common stock offering in 2005.

The statements above concerning the company’s business outlook for 2005 are based on current expectations. These statements are forward-looking and actual results may differ materially. See “Forward-looking Statements” below.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides health and demographic research for government agencies, commercial market research, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

Forward-looking Statements

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties, including general economic conditions, the loss of one or more of our large clients, the impact of litigation and the impact of a common stock offering; therefore, actual results may materially differ. Other important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except share and per share amounts)

	For The Three Months Ended December 31,		For The Year Ended December 31,
	2003	2004	2003	2004
Revenues	$46,045	$49,299	$179,557	$195,554
Cost of revenues (exclusive of depreciation)	32,577	36,688	125,890	140,143

Gross profit	13,468	12,611	53,667	55,411

Selling, general and administrative expenses	10,245	9,372	39,437	39,770
Depreciation and amortization	1,052	1,065	4,024	3,979
Goodwill impairment charge	16,317	—	16,317	—

Operating income (loss)	(14,146)	2,174	(6,111)	11,662

Interest expense	1,406	1,151	4,947	7,691
Other non-operating (income) expenses, net	37	(89)	49	(475)

Income (loss) before provision for income taxes	(15,589)	1,112	(11,107)	4,446

Provision for income taxes	(4,283)	388	(2,165)	2,020

Net income (loss)	$(11,306)	$724	$(8,942)	$2,426

Net income (loss) per common share:
Basic	$(1.85)	$0.11	$(1.47)	$0.39

Diluted	$(1.85)	$0.11	(1.47)	0.38

Weighted average shares outstanding:
Basic	6,109,398	6,337,502	6,078,535	6,254,517
Diluted	6,109,398	6,480,303	6,078,535	6,445,301

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	31-Dec-03	31-Dec-04
Assets
Accounts receivable, net of allowance	$38,694	$41,842
Fixed assets, net of depreciation	9,099	10,105
Goodwill and other intangibles, net	33,252	33,169
Other assets	14,666	10,515

Total assets	$95,711	$95,631

Liabilities and stockholders’ equity
Liabilities other than borrowings	$23,790	$22,102
Total borrowings	44,922	42,286
Redeemable equity	8,900	8,900
Total stockholders’ equity	18,099	22,343

Total liabilities and stockholders’ equity	$95,711	$95,631

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Segment Information

(in thousands)

	US Market Research	UK Market Research	Teleservices	Social Research	Total Segments	Other	Consolidated
Three months ended December 31, 2003:

Revenues from external customers	$6,391	$5,957	$4,427	$28,452	$45,227	$818	$46,045
Goodwill impairment charge	(6,000)	—	(10,000)	—	(16,000)	(317)	(16,317)
Operating income (loss)	(8,228)	546	(9,043)	2,862	(13,863)	(283)	(14,146)
Interest and other non-operating expenses, net							1,443
Loss before provision for income taxes							$(15,589)

Three months ended December 31, 2004:

Revenues from external customers	$6,346	$6,264	$2,563	$32,341	$47,514	$1,785	$49,299
Goodwill impairment charge	—	—	—	—	—	—	—
Operating income (loss)	(1,624)	240	171	3,329	2,116	58	2,174
Interest and other non-operating expenses, net							1,062
Income before provision for income taxes							$1,112

Year ended December 31, 2003

Revenues from external customers	$25,788	$20,487	$14,868	$115,591	$176,734	$2,823	$179,557
Goodwill impairment charge	(6,000)	—	(10,000)	—	(16,000)	(317)	(16,317)
Operating income (loss)	(10,757)	1,167	(7,973)	12,158	(5,405)	(706)	(6,111)
Interest and other non-operating expenses, net							4,996
Loss before provision for income taxes							$(11,107)

Year ended December 31, 2004

Revenues from external customers	$25,969	$22,945	$12,726	$128,238	$189,878	$5,676	$195,554
Goodwill impairment charge	—	—	—	—	—	—	—
Operating income (loss)	(3,544)	588	1,097	13,433	11,574	88	11,662
Interest and other non-operating expenses, net							7,216
Income before provision for income taxes							$4,446